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                                                                  Exhibit (9)(k)


                   ADDENDUM NO. 1 TO TRANSFER AGENCY AGREEMENT
                   -------------------------------------------

                  This Addendum, dated as of March 15, 1994, is entered into between THE ARCH FUND, INC. (the "Fund"), a Maryland corporation, and THE WINSBURY SERVICE CORPORATION ("Winsbury"), an Ohio corporation.

                  WHEREAS, the Fund and Winsbury have entered into a Transfer Agency Agreement dated as of October 1, 1993 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed Winsbury to act as Transfer Agent to the Fund for The ARCH Money Market, Treasury Money Market, Capital Appreciation (now, by change of name, "Growth & Income Equity"), Emerging Growth, Diversified Fixed Income (now, by change of name, "Government & Corporate Bond"), U.S. Government Securities and Balanced Portfolios;

                  WHEREAS, Section 20 of the Transfer Agency Agreement provides that no provision of the Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought; and

                  WHEREAS, the Fund has notified Winsbury that it has established The ARCH International Equity Portfolio (the "International Equity" Portfolio), and that it desires to retain Winsbury to act as the Transfer Agent therefor, and Winsbury has notified the Fund that it is willing to serve as Transfer Agent for the International Equity Portfolio.

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. APPOINTMENT. The Fund hereby appoints Winsbury to act as Transfer Agent to the Fund for the International Equity Portfolio for the period and on the terms set forth in the Transfer Agency Agreement. Winsbury hereby accepts such appointment and agrees to render the services set forth in the Transfer Agency Agreement, for the compensation herein provided.

                  2. FEES. For the services provided and expenses assumed pursuant to the Transfer Agency Agreement with respect to the International Equity Portfolio, the Fund will pay Winsbury in accordance with, and in the manner set forth in, Appendix C hereto. Fees for any additional services to be provided by the Transfer Agent pursuant to an amendment to Appendix B hereto shall be subject to mutual agreement at the time such amendment to Appendix B is proposed.

                  3. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Transfer Agency



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Agreement shall be deemed to include the International Equity Portfolio.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Transfer Agency Agreement.

                  4. MISCELLANEOUS. Except to the extent supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                               THE ARCH FUND, INC.



                                               By:/s/ The Arch Fund, Inc.
                                                  -----------------------
                                                  Jerry V. Woodham
                                                  President


                                               THE WINSBURY SERVICE CORPORATION



                                               By:/s/ The Winsbury Service Corp.
                                                  -----------------------------
                                                  Kenneth B. Quintenz
                                                  Senior Vice President


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